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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
MSC.Software Corporation

        We consent to the use of our report dated February 14, 2003, with respect to the consolidated balance sheets of MSC.Software Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended incorporated herein by reference, which report appears in the December 31, 2002 annual report on Form 10-K/A of MSC.Software Corporation filed on October 29, 2003. Our report dated February 14, 2003, refers to the adoption of Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets," in 2002.

                          /s/ KPMG LLP

Costa Mesa, California
December 2, 2003

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  EXHIBIT 23.1